Exhibit 99.1

NorthWestern Corporation d/b/a NorthWestern Energy 125 S. Dakota Ave. Sioux Falls, SD 57104 www.northwesternenergy.com

News Release	NASDAQ: NWEC

FOR IMMEDIATE RELEASE

Media/Investor Relations Contact:
Roger Schrum
605-978-2848
roger.schrum@northwestern.com

NORTHWESTERN REPORTS 2005 SECOND QUARTER FINANCIAL RESULTS

2005 Income from Continuing Operations Is $6.4 Million
Vs. Loss of $14.4 Million in 2004

SIOUX FALLS, S.D. – Aug. 2, 2005 – NorthWestern Corporation d/b/a NorthWestern Energy (NASDAQ: NWEC) today reported income from continuing operations of $6.4 million or 18 cents per share for the three months ended June 30, 2005, compared with a loss from continuing operations of $14.4 million in the same period in 2004.

NorthWestern reported a consolidated net loss of $3.9 million or 11 cents per share in the second quarter of 2005, compared with a consolidated net loss of $4.8 million in the same period of 2004.  Results in the second quarter of 2005 included a $10.3 million after-tax loss from discontinued operations primarily related to the settlement reached with the securities class action claimants in the bankruptcy proceedings of Netexit, Inc., a NorthWestern subsidiary.  Results in the second quarter of 2004 included an after-tax gain of $9.6 million from discontinued operations primarily a result of a previously announced settlement with Avaya.

“Our second quarter results from continuing utility operations showed significant year-over-year improvement due primarily to higher gross margins from our regulated electric and natural gas segments and our unregulated electric segment,” said Michael J. Hanson, President and Chief Executive Officer of NorthWestern. “In addition during the second quarter, we made significant progress in resolving several of the major remaining issues associated with our reorganization.  For instance, we reached agreements in principle to settle the outstanding issues associated with the Netexit bankruptcy and the PPL Montana litigation.  These settlements should result in the Company receiving significant cash payments by year-end 2005.”

For the six months ended June 30, 2005, NorthWestern reported consolidated net income of $15.0 million or 42 cents per share, an improvement of $2.8 million, or 23.0 percent, over the $12.2 million reported in the first half of 2004.  This improvement was primarily related to higher margins and decreased operating and interest expenses, offset by an increase in income taxes and the loss on discontinued operations discussed above.  Results from continuing operations for the first half of 2005 were $24.8 million or 70 cents per share, compared with a loss of $2.3 million in the same period in 2004.

Consolidated revenues for the three months ended June 30, 2005, were $249.4 million, an increase of 14.5 percent, compared with $217.8 million reported in the same period in 2004.  Revenues from

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regulated electric and natural gas segments increased approximately $24.4 million primarily due to higher supply costs.  Unregulated natural gas segment revenues increased $5.5 million due to higher supply costs, and unregulated electric revenues increased $4.4 million due primarily to higher market prices.  Revenues for the second quarter were offset by $2.4 million in higher intersegment eliminations.

For the first six months of 2005, revenues were $584.5 million, an increase of 11.7 percent, compared with $523.5 million in first half of 2004.  The increase was due primarily to higher supply costs.

Consolidated gross margin in the second quarter of 2005 was $118.2 million, a 14.4 percent increase, compared with $103.3 million in the same period in 2004.  Margins in the regulated gas segment increased $8.7 million due primarily to the recovery in the second quarter of 2005 of $4.6 million of gas costs previously disallowed by the Montana Public Service Commission, while in the second quarter of 2004, the Company recorded $1.9 million of disallowed gas costs and a $1.3 million loss on a fixed-priced sales contract.  Higher volume sales of $0.8 million to regulated gas transmission and distribution customers also contributed to the increase.  Margins in the regulated electric segment increased $4.2 million primarily due to $2.5 million in higher volume sales to transmission and distribution customers and decreases in out-of-market costs of approximately $1.1 million associated with Montana Qualifying Facility (QF) contracts.  These were offset by a $2.1 million decrease in wholesale electric revenues due to lower plant availability during scheduled maintenance.  In the second quarter of 2004, the Company recorded a loss of $2.1 million related to a settlement with a wholesale power supply vendor.  Unregulated electric segment margins increased $1.8 million primarily due to higher market prices.

For the first six months of 2005, consolidated gross margin was $262.9 million, an increase of 11.4 percent, compared with gross margin of $236.0 million in the same period in 2004.

Results from Regulated Utility Operations

NorthWestern’s regulated electric utility operations reported revenues of $144.7 million in the second quarter of 2005, up 9.2 percent, compared with $132.5 million in the same quarter of 2004.  The increase in regulated electric revenues during the second quarter of 2005 was due to a $14.0 million, or an 11.8 percent increase, in electric rate schedule revenue.  This increase consisted of $11.5 million in higher electric supply revenues due to higher supply costs and volumes and $2.5 million related to increased transmission and distribution revenues due to higher volumes.

For the first six months of 2005, NorthWestern’s regulated electric utility operations reported revenues of $299.1 million, up 8.6 percent, compared with $275.5 million in the first half of 2004.

Gross margin for the three months ended June 30, 2005, was $74.0 million, up 6.0 percent, compared with $69.8 million in the same period in 2004.  The increase was primarily due to $2.5 million in higher volume sales to transmission and distribution customers and decreases in out-of-market costs of approximately $1.1 million associated with the QF contracts.

For the first six months of 2005, gross margin from regulated electric utility operations was $158.3 million, up 8.1 percent, compared with $146.5 million in the same period in 2004.

Regulated retail electric volumes for the second quarter of 2005 totaled 2,210,578 megawatt hours, up 2.9 percent, compared with 2,148,818 megawatt hours in the same period in 2004.  The increase included a 5.2 percent increase in residential, a 2.6 percent increase in commercial and a 3.4 percent increase in industrial volumes.  Wholesale electric volumes were 42,860 megawatt hours in the second quarter of 2005, down 63.2 percent, compared with 116,929 megawatt hours in the same period in 2004.  The decrease was due to lower generation plant availability due to scheduled maintenance.

For the first six months of 2005, regulated retail electric volumes totaled 4,659,267 megawatt hours, up 3.0 percent, compared with 4,522,448 megawatt hours in the same period in 2004.  Regulated wholesale electric volumes for the first six months of 2005 were 113,413 megawatt hours, down 48.2 percent, compared with 218,322 megawatt hours in the same period in 2004.

Regulated natural gas revenues were $65.5 million in the second quarter of 2005, up 22.9 percent, compared with $53.3 million in the second quarter of 2004.  The $12.2 million increase in revenues in the second quarter of 2005 was due primarily to a $9.2 million increase in gas supply revenues and a $1.8 million increase in wholesale revenue.  The increase in gas supply revenues in the second quarter of 2005 consisted of the recognition of $4.6 million for the recovery of supply costs previously disallowed, a $2.4 million increase in volumes and a $2.2 million increase in supply costs.

For the six months ended June 30, 2005, regulated natural gas revenues totaled $204.0 million, a 17 percent increase, compared with $174.4 million in the same period in 2004.

Regulated natural gas gross margin was $27.0 million in the second quarter of 2005, compared with $18.3 million in the same period in 2004.  The increase in the 2005 period was primarily due to the recovery of the previously disallowed gas costs.

For the first six months of 2005, regulated natural gas gross margin was $67.1 million, an increase of 14.9 percent, compared with $58.4 million in the same period in 2004.

Regulated retail natural gas volumes were 4,830,827 MMbtu (million British Thermal Units) for the second quarter of 2005, up 7.5 percent, compared with 4,496,453 MMbtu from the same period in 2004.  The increase in volumes in the second quarter of 2005 was primarily due to colder weather in the current period as compared to the prior year in all of the Company’s regulated markets.

For the first six months of 2005, regulated retail gas volumes were 17,770,167 MMbtu, which was relatively flat as compared with 17,710,680 MMbtu in the same period in 2004.

Results from Unregulated Operations

Unregulated electric revenues were $21.5 million in the second quarter of 2005, up 25.7 percent, compared with $17.1 million in the second quarter of 2004.  Unregulated revenues increased $4.4 million during the second quarter of 2005 due primarily to higher market prices and a 23.2 percent increase in volumes sold from the Company’s interest in Colstrip Unit 4.

For the six months ended June 30, 2005, unregulated electric revenue was $46.0 million, up 31.8 percent, compared with $34.9 million in the same period of 2004.

Gross margin from unregulated electric operations was $14.8 million in the second quarter of 2005, compared with $13.0 million in the second quarter of 2004.  The $1.8 million increase in gross margin in the second quarter of 2005 was due primarily to higher market prices which was partially offset by a $2.6 million increase in supply costs resulting from higher volumes.

For the first six months of 2005, gross margin from unregulated electric operations was $32.9 million, up 26.1 percent, compared with $26.1 million in the same period in 2004.

Unregulated electric volumes were 455,661 megawatt hours in the second quarter of 2005, up 23.2 percent, compared with 369,826 megawatt hours in the same period in 2004.  The 2005 increase in volumes was due primarily to increased generation plant availability with less downtime for scheduled maintenance.

For the first six months of 2005, unregulated electric volumes were 966,406 megawatt hours, up 17.2 percent, compared with 824,090 megawatt hours in the same period in 2004.

Unregulated natural gas revenues were $32.8 million in the second quarter of 2005, compared with $27.3 million in the same period in 2004.  Unregulated natural gas revenue increased during the second quarter of 2005 due primarily to a $5.8 million increase in average price.

For the first six months of 2005, unregulated natural gas revenues were $83.2 million, up 22.4 percent, compared with $68.0 million in the same period in 2004.

Unregulated natural gas gross margin for the second quarter of 2005 remained essentially flat at $2.6 million, as compared with $2.5 million in the second quarter of 2004.

For the first six months of 2005, gross margin from unregulated natural gas operations was $5.2 million, compared with $5.6 million for the same period of 2004.

Unregulated wholesale natural gas volumes were 4,306,835 MMbtu in the second quarter of 2005, which was relatively flat as compared with 4,326,275 MMbtu during the same period in 2004.

For the first six months of 2005, unregulated wholesale natural gas volumes totaled 11,318,960 MMbtu, up 6 percent, compared with 10,679,444 MMbtu in the same period in 2004.

Liquidity and Capital Resources

As of June 30, 2005, cash and cash equivalents were $49.7 million, compared with $17.1 million at Dec. 31, 2004, and $51.6 million as of June 30, 2004.  Cash provided by continuing operations totaled $123.8 million during the six months ended June 30, 2005, compared with $117.1 million during the six months ended June 30, 2004.  During the first half of 2005, NorthWestern used existing cash to fund $31.6 million in capital improvements, repaid $37.5 million of debt and paid dividends on common stock of $15.7 million.

On June 30, 2005, the Company amended its $225 million senior secured credit facility into a $200 million unsecured revolving credit facility. The amended revolving line of credit matures on Nov. 1, 2009, and bears interest at a variable rate based upon a grid tied to the Company’s credit rating.  The spread ranges from 0.625% to 1.75% over the London Interbank Offered Rate

(LIBOR).  The facility currently bears interest at a rate of approximately 4.5%, or 1.125% over LIBOR.  Because the amended facility is unsecured, $225 million of first mortgage bond collateral securing the previous credit facility was released by the lenders.

Approximately $40 million in additional debt was repaid in July 2005 from available cash, and on Aug. 1, 2005, NorthWestern utilized the amended revolving line of credit to repay $60 million of secured term debt that matured.  In moving the $60 million debt to the line of credit, the Company further lowered borrowing costs and released an additional $60 million in secured first mortgage collateral.

“We continue to make significant progress in reducing debt and improving our capital structure,” said Brian B. Bird, Vice President and Chief Financial Officer.  “Since emergence we have reduced debt by approximately $155 million which has substantially reduced our borrowing costs and improved our credit profile.  With a debt to capitalization ratio of approximately 50 percent, we have achieved our planned debt reduction efforts.”

2005 Earnings Guidance Reaffirmed; Board Increases Dividend 14% to 25 Cents Per Share

NorthWestern reaffirmed its estimates for 2005 basic earnings of between $1.30 to $1.45 per share from continuing operations.  The guidance assumes normal weather in the Company’s electric and natural gas service areas and excludes any potential impact from unforeseen bankruptcy-related expenses and gains or losses from previously announced asset sales.

NorthWestern previously announced that its Board of Directors increased its quarterly common stock dividend by 3 cents, or 14%, from 22 cents to 25 cents per share.  The Board declared the next quarterly dividend to be payable on Sept. 30, 2005, to common shareholders of record as of Sept. 15, 2005.

Company Hosting Investor Conference Call

NorthWestern will host an investor conference call today (Tuesday, Aug. 2, 2005) at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to review its financial results for the quarter ended June 30, 2005.

The conference call will be webcast live on the Internet at http://www.northwesternenergy.com under the “Investor Information” heading.  To listen, please go to the site at least 10 minutes in advance of the call to register.  An archived webcast will be available shortly after the call.

A telephonic replay of the call will be available beginning at 2:30 p.m. ET on Aug. 2, 2005, through Sep. 2, 2005, at 800-475-6701, access code 790679.

About NorthWestern Energy

NorthWestern Energy is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving more than 617,000 customers in Montana, South Dakota and Nebraska.  More information on NorthWestern Energy is available on the Company’s Web site at www.northwesternenergy.com.

SPECIAL NOTE REGARDING FORWARD—LOOKING STATEMENTS

On one or more occasions, we may make statements in this news release regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events. All statements other than statements of historical facts, included or herein relating to management’s current expectations of future financial performance, continued growth, changes in economic conditions or capital markets and changes in customer usage patterns and preferences are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Words or phrases such as “anticipates,” “may,” “will,” “should,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue” or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and believe such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records and other data available from third parties, we cannot assure you that our projections will be achieved. Factors that may cause such differences include but are not limited to:

•       our ability to maintain normal terms with vendors and service providers;

•       our ability to fund and execute our business plan;

•       our ability to avoid or mitigate adverse rulings as to Magten Asset Management Corporation’s (Magten) appeal of the order confirming our plan of reorganization, its appeal of the order approving the memorandum of understanding to settle our securities class action litigation and Magten’s and Law Debenture Trust Company of New York’s (Law Debenture) adversary complaint filed April 15, 2005 seeking, among other relief, to revoke the Order confirming our plan of reorganization;

•       our ability to avoid or mitigate an adverse judgment against us in that certain lawsuit seeking to recover assets or damages on behalf of Clark Fork and Blackfoot, LLC, one of our subsidiaries which we refer to as CFB, filed by Magten and Law Debenture, which we refer to as the QUIPs Litigation;

•       our ability to avoid or mitigate an adverse judgment against us in that pending litigation styled as McGreevey et al v. The Montana Power Company, the shareholder class action lawsuit relating to the disposition of the generating and energy related assets by the entity formerly known as The Montana Power Company, excluding our acquisition of the electric and natural gas transmission and distribution business formerly held by The Montana Power Company, which has been settled pending approval by our Bankruptcy Court, the bankruptcy court in the Touch America Holdings, Inc. proceedings, and the U.S. District Court in Montana where the litigation is pending;

•       our ability to avoid or mitigate an adverse judgment against us in pending other shareholder and derivative litigation or any additional litigation and regulatory action, including the formal investigation initiated by the Securities and Exchange Commission (SEC), in connection with the restatement of the Predecessor Company’s 2002 quarterly financial statements and other accounting and financial reporting matters, any of which could have a material adverse effect on our liquidity, results of operations and financial condition;

•       unscheduled generation outages, maintenance or repairs which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs;

•       unanticipated changes in availability of trade credit, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which would adversely affect our liquidity;

•       adverse changes in general economic and competitive conditions in our service territories;

•       potential additional adverse federal, state, or local legislation or regulation or adverse determinations by regulators could have a material adverse affect on our liquidity, results of operations and financial condition;

•       increases in interest rates, which will increase our cost of borrowing; and

•       our ability to improve and maintain an effective internal control structure.

From time to time, oral or written forward-looking statements are also included in our reports on Forms 10-K, 10-Q and 8-K, Proxy Statements on Schedule 14A, press releases, analyst and investor conference calls, and other communications released to the public. Although we believe that at the time made, the expectations reflected in all of these forward-looking statements are and will be reasonable, any or all of the forward-looking statements in this news release, our reports on Forms 10-Q, 10-QA, 10-K/A and 8-K, our Proxy Statements on Schedule 14A and any other public statements that are made by us may prove to be incorrect. This may occur as a result of inaccurate assumptions or as a consequence of known or unknown risks and uncertainties. Many factors discussed in this news release, certain of which are beyond our control, will be important in determining our future performance. Consequently, actual results may differ materially from those that might be anticipated from forward-looking statements. In light of these and other uncertainties, you should not regard the inclusion of a forward-looking statement in this news release or other public communications that we might make as a representation by us that our plans and objectives will be achieved, and you should not place undue reliance on such forward-looking statements.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made on related subjects in our subsequent annual and periodic reports filed with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

Unless the context requires otherwise, references to “we,” “us,” “our,” “NorthWestern Corporation,” “NorthWestern Energy” and “NorthWestern” refer specifically to NorthWestern Corporation and its subsidiaries. “Predecessor Company” refers to us prior to emergence from bankruptcy (operations prior to October 31, 2004). “Successor Company” refers to us after emergence from bankruptcy (operations after November 1, 2004).

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NORTHWESTERN CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)

	Successor Company
	June 30,	Dec. 31,
	2005	2004
ASSETS
Current Assets	$320,543	$350,946
Property, Plant and Equipment, Net	1,381,558	1,379,060
Goodwill	435,076	435,076
Regulatory Assets	212,084	224,192
Other Noncurrent Assets	30,328	24,242
Total assets	$2,379,589	$2,413,516

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$312,111	$328,068
Long-term Debt	732,982	763,566
Noncurrent Regulatory Liabilities	167,427	160,750
Other Noncurrent Liabilities	459,963	451,797
Total liabilities	1,672,483	1,704,181

Total shareholders’ equity	707,106	709,335
Total liabilities and shareholders’ equity	$2,379,589	$2,413,516

NORTHWESTERN CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(in thousands, except per share amounts)

	Successor Company	Predecessor Company	Successor Company	Predecessor Company
	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004

Operating Revenues	$249,387	$217,827	$584,480	$523,454
Cost of Sales	131,184	114,494	321,565	287,412
Gross Margin	118,203	103,333	262,915	236,042

Operating Expenses
Operating, general and administrative	57,431	53,409	114,086	110,214
Property and other taxes	17,422	16,904	35,627	34,807
Depreciation	18,874	18,242	37,564	36,418
Reorganization Items	138	7,631	3,501	14,461
Total Operating Expenses	93,865	96,186	190,778	195,900

Operating Income	24,338	7,147	72,137	40,142

Interest Expense	(15,758)	(22,129)	(32,100)	(43,904)
Loss on Debt Extinguishment	(548)	(548)
Investment Income and Other	1,590	503	2,197	1,204
Income from Continuing Operations Before Income Taxes	9,622	(14,479)	41,686	(2,558)
(Provision) Benefit for Income Taxes	(3,249)	133	(16,919)	271
Income from Continuing Operations	6,373	(14,346)	24,767	(2,287)
Discontinued Operations, Net of Taxes	(10,304)	9,546	(9,780)	14,468
Net Income	$(3,931)	$(4,800)	$14,987	$12,181

Average Common Shares Outstanding	35,607		35,609

Basic Earnings per Average Common Share
Continuing operations	$0.18
Discontinued operations	(0.29)		$0.70
Basic	$(0.11)		(0.28)
			$0.42
Diluted Earnings per Average Common Share
Continuing operations	$0.18
Discontinued operations	(0.29)		$0.70
Diluted	$(0.11)		(0.28)
			$0.42
Dividends Declared per Average Common Share	$0.22		$0.44

NORTHWESTERN CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Successor Company	Predecessor Company
	Six Month Period Ended
	June 30,
	2005	2004

Operating Activities
Net Income	$14,987	$12,181
Noncash Items	61,980	28,377
Changes in operating assets and liabilities	46,882	76,497
Cash Flows Provided by Continuing Operations	123,849	117,055

Cash Flows Used in Investing Activities	(34,280)	(74,320)

Cash Flows Used in Financing Activities	(56,925)	(6,362)

Change in net assets of discontinued operations	(28)	1

Increase in Cash and Cash Equivalents	32,616	36,374
Cash and Cash Equivalents, beginning of period	17,058	15,183
Cash and Cash Equivalents, end of period	$49,674	$51,557

NORTHWESTERN CORPORATION

REGULATED UTILITY SEGMENTS

(Unaudited)

(in millions)

REGULATED ELECTRIC UTILITY SEGMENT

	Three Months Ended June 30				Six Months Ended June 30
	2005	2004	Change	Change %	2005	2004	Change	Change %

Electric supply revenue	$66.5	$55.0	$11.5	20.9%	$136.3	$115.2	$21.1	18.3%
Transmission and distribution revenue	65.8	63.3	2.5	3.9%	136.7	130.8	5.9	4.5%
Rate schedule revenue	132.3	118.3	14.0	11.8%	273.0	246.0	27.0	11.0%
Transmission	9.4	9.3	0.1	1.1%	18.5	19.7	(1.2)	(6.1)%
Wholesale	1.5	3.6	(2.1)	(58.3)%	4.1	6.6	(2.5)	(37.9)%
Miscellaneous	1.5	1.3	0.2	15.4%	3.5	3.2	0.3	9.4%
Total Revenues	144.7	132.5	12.2	9.2%	299.1	275.5	23.6	8.6%

Supply costs	66.1	58.7	7.4	12.6%	131.6	121.1	10.5	8.7%
Other cost of sales	4.6	4.0	0.6	15.0%	9.2	7.9	1.3	16.5%
Total Cost of Sales	70.7	62.7	8.0	12.8%	140.8	129.0	11.8	9.1%

Gross Margin	$74.0	$69.8	$4.2	6.0%	$158.3	$146.5	$11.8	8.1%
% Gross Margin/Revenue	51.1%	52.7%			52.9%	53.2%

REGULATED NATURAL GAS UTILITY SEGMENT

	Three Months Ended June 30				Six Months Ended June 30
	2005	2004	Change	Change %	2005	2004	Change	Change %

Gas supply revenue	$35.7	$26.5	$9.2	34.7%	$123.0	$99.1	$23.9	24.1%
Transmission, distribution and storage revenue	17.7	16.9	0.8	4.7%	53.3	53.2	0.1	.2%
Rate schedule revenue	53.4	43.4	10.0	23.0%	176.3	152.3	24.0	15.8%
Wholesale revenue	6.8	5.0	1.8	36.0%	16.9	11.4	5.5	48.2%
Transportation	4.3	3.9	0.4	10.3%	8.6	8.2	0.4	4.9%
Miscellaneous	1.0	1.0	—	.0%	2.2	2.5	(0.3)	(12.0)%
Total Revenues	65.5	53.3	12.2	22.9%	204.0	174.4	29.6	17.0%

Supply costs	31.2	29.7	1.5	5.1%	118.6	103.4	15.2	14.7%
Wholesale supply costs	6.8	5.0	1.8	36.0%	16.9	11.4	5.5	48.2%
Other cost of sales	0.5	0.3	0.2	66.7%	1.4	1.2	0.2	16.7%
Total Cost of Sales	38.5	35.0	3.5	10.0%	136.9	116.0	20.9	18.0%

Gross Margin	$27.0	$18.3	$8.7	47.5%	$67.1	$58.4	$8.7	14.9%
% Gross Margin/Revenue	41.2%	34.3%			32.9%	33.5%

NORTHWESTERN CORPORATION

UNREGULATED SEGMENTS

(Unaudited)

(in millions)

UNREGULATED ELECTRIC SEGMENT

	Three Months Ended June 30				Six Months Ended June 30
	2005	2004	Change	Change %	2005	2004	Change	Change %

Total Revenues	$21.5	$17.1	$4.4	25.7%	$46.0	$34.9	$11.1	31.8%

Supply costs	6.1	3.5	2.6	74.3%	11.8	6.8	5.0	73.5%
Wheeling costs	0.6	0.6	—	.0%	1.3	2.0	(0.7)	(35.0)%
Total Cost of Sales	6.7	4.1	2.6	63.4%	13.1	8.8	4.3	48.9%

Gross Margin	$14.8	$13.0	$1.8	13.8%	$32.9	$26.1	$6.8	26.1%
% Gross Margin/Revenue	68.8%	76.0%			71.5%	74.8%

UNREGULATED NATURAL GAS SEGMENT

	Three Months Ended June 30				Six Months Ended June 30
	2005	2004	Change	Change %	2005	2004	Change	Change %

Total Revenues	$32.8	$27.3	$5.5	20.1%	$83.2	$68.0	$15.2	22.4%

Supply Costs	30.2	24.8	$5.4	21.8%	78.0	62.4	$15.6	25.0%

Gross Margin	$2.6	$2.5	$0.1	4.0%	$5.2	$5.6	$(0.4)	(7.1)%
% Gross Margin/Revenue	7.9%	9.2%			6.3%	8.2%